Exhibit 10.2
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 14th day of August, 2012, by and between First Savings Bank Northwest (the “Bank”), and Joseph W. Kiley, III (the “Employee”).

WHEREAS, the Bank desires to employ the Employee, and the Employee desires to be employed by the Bank;

WHEREAS, it is anticipated that the Employee will make a major contribution to the success of the Bank in the position of President and Chief Executive Officer;

WHEREAS, the Board of Directors believes that it is in the best interests of the Bank to enter into this Agreement with the Employee in order to assure high quality management of the Bank;

WHEREAS, the Board of Directors has approved and authorized the execution of this Agreement with the Employee.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein, it is AGREED as follows:

1.  Definitions.

“Board of Directors” means the board of directors of the Bank.

“Change in Control” means (1) an offeror other than the Company (as defined below) purchases shares of stock of the Company or the Bank pursuant to a tender or exchange offer for such shares; (2) an event of a nature that results in the acquisition of control of the Company or the Bank within the meaning of the Savings and Loan Holding Company Act under 12 U.S.C. Section 1467a and 12 C.F.R. Part 238 (or any successor statute or regulation) or requires the filing of a change of control notice with the Federal Reserve Board (“Federal Reserve”) or the Federal Deposit Insurance Corporation (“FDIC”); (3) any person (as the term is used in Sections 13(d) and 14(d) of the Securities  Exchange Act of 1934 (“Exchange Act”)) that is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company or the Bank representing 25% or more of the combined voting power of the Company's or the Bank's outstanding securities; (4) individuals who are members of the board of directors of the Company immediately following the Effective Date or who are members of the board of directors of the Bank immediately following the Effective Date (in each case, the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company's or the Bank’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (5) consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Company or a similar transaction in which the Company is not the resulting entity, provided that the term “Change in Control” shall not include an acquisition of securities by an employee benefit plan of the Bank or the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means a committee of the Board of Directors which has been delegated authority to act on such matters by the Board of Directors.

“Company” means First Financial Northwest, Inc.

 “Date of Termination” means the date upon which the Employee experiences a Separation from Service from the Bank, as specified in a notice of termination pursuant to Section 8 of this Agreement or the date a succession becomes effective under Section 11.

“Effective Date” means the date of this Agreement.  While following execution this Agreement shall be effective retroactive to the Effective Date, it shall not become effective until all required regulatory approvals have been received.

“Involuntary Termination” means the Employee’s Separation from Service (i) by the Bank without the Employee’s express written consent; or (ii) by the Employee for "good reason":  "Good reason" means any of the following actions unless consented to in writing by the Employee: (1) a requirement that the Employee be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of the Bank's administrative offices as of the Effective Date, except for reasonable travel on Bank business; (2) a material demotion of the Employee; (3) a material reduction in the number or seniority of personnel reporting to the Employee, other than as part of a Bank-wide reduction in staff; (4) a twenty percent (20%) or more reduction in the Employee's then base salary, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; (5) a material permanent increase in the required hours of work or the workload of the Employee; or (6) the failure of the Board of Directors to elect him as President and Chief Executive Officer of the Bank (or a successor of the Bank) or any action by the Board of Directors (or its successors) removing him from such office. The term “Involuntary Termination” does not include Termination for Cause, Separation from Service due to death or permanent disability pursuant to Section 7(f) of this Agreement, retirement or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act (“FDIA”).

 “Section 409A” shall mean Section 409A of the Code and the regulations and guidance of general applicability issued thereunder.

“Separation from Service” shall have the same meaning as in Section 409A.  Notwithstanding the foregoing, for purposes of determining whether the Employee is entitled to a payment under Section 7(a) or Section 7(d) of this Agreement, the term “Separation from Service” shall require the complete cessation of services to the Bank.

“Termination for Cause” and “Terminated For Cause” mean Employee’s Separation from Service with the Bank because of the Employee's personal dishonesty, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, acting or failing to act in a manner that adversely affects the Bank or the Company, including but not limited to increasing adverse regulatory or reputational risk, or (except as provided below) material breach of any provision of this Agreement.  No act or failure to act by the Employee shall be considered willful unless the Employee acted or failed to act with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Bank. The Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to the Employee a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors duly called and held for such purpose (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee's counsel, to be heard before the Board of Directors), stating that in the good faith opinion of the Board of Directors the Employee has engaged in conduct described herein and specifying the particulars thereof in detail.

2.  Term.  The term of this Agreement shall be a period of three years commencing on the Effective Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that: (i) neither the Employee nor the Bank has given notice to the other in writing at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and (ii) prior to such anniversary, the Board of Directors or the Committee explicitly reviews and approves the extension.  Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.

3.  Employment; Appointment as Director.

(a)           The Employee shall be employed as the President and Chief Executive Officer of the Bank.  As such, the Employee shall render all services and possess the powers as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties as the Board of Directors may prescribe from time to time.  The Employee shall also render services to the Company, and any subsidiary or subsidiaries of the Company (or the Bank) as requested by the Board of Directors from time to time consistent with his executive position.  The Employee shall devote his best efforts and reasonable time and attention to the business and affairs of the Bank to the extent necessary to discharge his responsibilities hereunder. The Employee may (i) serve on charitable or civic boards or committees and, in addition, on such corporate boards as are approved in a resolution adopted by a majority of the Board of Directors or the Committee, which approval shall not be unreasonably withheld and (ii) manage personal investments, so long as such activities do not interfere materially with performance of his responsibilities hereunder or give rise to violations of applicable securities laws.  The duties of the Employee shall include, but not be limited to, managing the Bank so that it shall be in substantial and timely compliance with the requirements of any formal or informal administrative action or notice to which the Bank may be subject, whether in the form of a cease and desist order, a memorandum of understanding or other regulatory action or requirement.

(b)           As soon as practical after the Effective Date, subject to any regulatory approval that may be required, the Employee shall be appointed a member of the Board of Directors in accordance with the bylaws of the Bank and shall remain a member of the Board of Directors for so long as the Employee is duly elected to a position on the Board of Directors in accordance with the bylaws of the Bank and applicable law and this Agreement has not been terminated.  During the period of the Employee's election to the Board of Directors, the Employee shall serve as a member of any or all committees to which he is appointed, except the audit committee and the compensation committee and any future Board of Director committees which require only independent directors. The Employee also hereby agrees to accept appointment to other boards of directors and committees of subsidiary and related organizations (including the Company), except such committees that require an independent director.  The Employee shall fulfill all of the Employee's duties as a Board of Director and committee member without additional compensation.  Upon the Employee's Date of Termination, he shall resign from the Board of Directors, effective immediately, and his Separation from Service shall constitute such resignation.

4.           Cash Compensation; Bonuses; Expenses; Restricted Stock; Stock Options.

(a)           Salary.  The Bank agrees to pay the Employee during the term of this Agreement a base salary (the “Salary”) in the annualized amount of $425,000.  The Employee’s Salary shall be paid in accordance with the Bank's routine payroll practices and shall be subject to customary tax and other applicable withholdings.  The Employee's Salary shall be adjusted from time to time to reflect amounts approved by the Board of Directors or the Committee.  The first performance and salary review shall occur during December 2012, with subsequent reviews being held in December of following years while this

Agreement is in effect.

(b)           Bonuses.   The Employee shall be eligible for a bonus opportunity as a percentage of his Salary. Performance metrics related to such bonus shall be developed to the mutual satisfaction of the Employee and the Board of Directors.  The Employee also shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such performance-based and discretionary bonuses, if any, as are authorized and declared by the Board of Directors or the Committee for executive officers.  Bonuses provided for under this Agreement shall be paid no later than 2½ months after the end of the year in which the Employee obtains a legally binding right to such payments (or such other time that still qualifies the payment as a “short-term deferral” under Section 409A).

(c)           Expenses.

(1)           The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement in accordance with the policies and procedures applicable to the executive officers of the Bank, provided that the Employee accounts for such expenses as required under such policies and procedures.

(2)           The Bank shall reimburse the Employee for temporary housing expenses in the Renton, Washington, area, up to a maximum of $3,000 per month, for 12 months.  The Bank also will reimburse the Employee for actual expenses up to $25,000 which the Employee incurs to relocate to Washington. The Bank also will reimburse the Employee for lease termination costs that the Employee actually incurs on his Palm Desert house, not to exceed $5,000. All expenses shall be reimbursed promptly upon the Employee properly substantiating the appropriate expense.

(d)           Restricted Stock.  The Employee shall be granted fifty thousand (50,000) shares of restricted common stock of the Company (“Restricted Stock”).  The Restricted Stock shall be granted under, and subject to the terms and conditions of, the First Financial Northwest, Inc. 2008 Equity Incentive Plan (the "“Equity Incentive Plan”).   The Employee shall vest in the Restricted Stock at a rate of 20 percent per year, with such vesting to occur on each of the first five anniversaries of the Restricted Stock grant date, provided that with respect to each vesting event the Employee is an Employee of the Bank on such date.

(e)           Stock Options.  The Employee shall be granted fifty thousand (50,000) options to acquire shares of Company common stock (“Options”).  Upon the first anniversary of the Effective Date, the Employee shall be granted an additional fifty thousand (50,000) Options, provided the Employee is still actively employed by the Bank on that date.  Upon the second anniversary of the Effective Date, the Employee shall be granted an additional fifty thousand (50,000) Options, provided the Employee is still actively employed by the Bank on that date.  The Options shall be granted under, and will be subject to the terms and conditions of, the Equity Incentive Plan.  With respect to each separate grant of Options, on each of the first five anniversaries of the grant date, the Employee shall be able to exercise 20 percent of the Options, provided the Employee is an Employee of the Bank on each such date.

(f)           Supplemental Executive Retirement Plan.  The Employee will be provided a nonqualified supplemental executive retirement plan ("SERP”) appropriate for a person in the position of President and Chief Executive Officer of the Bank.  The SERP terms and conditions will be determined by the Bank, taking into account input from the Employee, and subject to any applicable regulatory requirements and approvals.

5.  Benefits.

(a)           Participation in Benefit Plans.  The Employee shall be entitled to participate, to the same extent as executive officers of the Bank generally, in all plans of the Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof.

(b)           Fringe Benefits.  The Employee shall be eligible to participate in, and receive benefits under, any other fringe benefit plans or perquisites which are or may become generally available to the Bank's executive officers, including but not limited to supplemental retirement, deferred compensation program, supplemental medical or life insurance plans, company cars, club dues, physical examinations, financial planning and tax preparation services.

(c)           Automobile Allowance.  The Employee shall receive an automobile allowance of $900.00 per month, to cover out-of-pocket automobile maintenance and gasoline expense as well as automobile lease or purchase costs.

6.           Vacations; Leave.  At such reasonable times as the Board of Directors or the Committee shall in its discretion permit, the Employee shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, all such voluntary absences to count as vacation time; provided that:

(a)              The Employee shall be entitled to paid annual vacation in accordance with the policies as periodically established by the Board of Directors or the Committee for senior management officials of the Bank, which shall in no event provide for less than four weeks of paid vacation.

(b)              The timing of vacations shall be scheduled in a reasonable manner by the Employee.  The Employee shall not be entitled to receive any additional compensation from the Bank on account of his or her failure to take a vacation; nor shall he be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board or the Committee for senior management officials of the Bank.

(c)              In addition to the aforesaid paid vacations, the Employee shall be entitled without loss of pay, to absent himself voluntarily from the performance of his employment with the Bank for such additional period of time and for such valid and legitimate reasons as the Board of Directors or the Committee in its sole discretion may determine.  Further, the Board of Directors or the Committee shall be entitled to grant to the Employee a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board of Directors or the Committee in its sole discretion may determine.

(d)              In addition, the Employee shall be entitled to 12 days of annual sick leave.  Up to six days of unused sick leave may be carried over annually to a “major medical component” (as defined under the Bank's sick leave program) to a maximum of 90 days of such unused sick leave is accrued.  Upon the Employee’s Date of Termination, the Employee shall not be entitled to receive any additional compensation from the Bank for unused sick leave, except to the extent authorized by the Board of Directors or the Committee.

7.   Termination of Employment.

(a)           Involuntary Termination.  The Board of Directors may terminate the Employee's employment at any time, but, except in the case of Termination for Cause, termination of employment shall not prejudice the Employee's right to compensation or other benefits under this Agreement.  In the event of Involuntary Termination other than after a Change in Control which occurs during the term of this Agreement, the Bank shall: (i) pay to the Employee over the one-year period commencing on his Date of Termination (the “One-Year Period”) his Salary at the rate in effect immediately prior to the Date of Termination, , and (ii) provide to the Employee during the One-Year Period substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination. To the extent payments under this Paragraph 7(a) are subject to Section 409A, Section 20 shall apply. No payment shall be made under this Paragraph 7(a) unless the Employee timely executes a release substantially in the form attached as Exhibit A hereto.

(b)           Termination for Cause.    In the event of Termination for Cause, the Bank shall pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, and shall have no further obligation to the Employee under this Agreement.

(c)           Voluntary Termination.  The Employee's employment may be voluntarily terminated by the Employee at any time upon at least 90 days' written notice to the Bank or such shorter period as may be agreed upon between the Employee and the Board of Directors.  The Employee’s employment may be voluntarily terminated by the Employer after the first anniversary of the Effective Date if, solely as a result of the management rating, the Bank is still operating under the memorandum of understanding that was in effect on the Effective Date and such termination will be treated as a voluntary termination by the Employee.  In the event of such voluntary termination, the Bank shall be obligated to continue to pay to the Employee the Salary and provide benefits under this Agreement only through the Date of Termination, at the time such payments are due, and shall have no further obligation to the Employee under this Agreement.

(d)           Change in Control.  In the event of Employee’s Involuntary Termination during the 12-month period ending on the first anniversary of the effective time of a Change in Control, the Bank shall: (i) pay to the Employee in a lump sum in cash within 25 business days after the Date of Termination an amount equal to one times the Employee's then-annual Salary; and (ii) provide to the Employee during the One-Year Period (as defined in Paragraph 7(a)) substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the Employee and his dependents and beneficiaries who would have been eligible for such benefits if the Employee had not suffered Involuntary Termination, on terms substantially as favorable to the Employee, including amounts of coverage and deductibles and other costs to him, as if he had not suffered Involuntary Termination.  To the extent payments under this Paragraph 7(d) are subject to Section 409A, Section 20 shall apply.  No payment shall be made under this Paragraph 7(d) unless the Employee timely executes a release substantially in the form attached as Exhibit A hereto.

(e)           Death.  In the event of the death of the Employee while employed under this Agreement and prior to any termination of employment, the Bank shall pay to the Employee's estate, or such person as the Employee may have previously designated in writing, the Salary which was not previously paid to the Employee and which he would have earned if he had continued to be employed under this Agreement through the last day of the calendar month in which the Employee died, together with the benefits provided hereunder through such date.

(f)           Disability.  If the Employee becomes entitled to benefits under the terms of the then-current disability plan, if any, sponsored by the Bank (the “Disability Plan”) or becomes otherwise unable to fulfill his duties under this Agreement, he shall be entitled to receive such group and other disability benefits, if any, as are then provided by the Bank for executive employees.  In the event of such disability, this Agreement shall not be suspended, except that: (i) the obligation to pay the Salary to the Employee shall be reduced in accordance with the amount of disability income benefits received by the Employee under the Disability Plan, if any, pursuant to this paragraph such that, on an after-tax basis, the Employee shall realize from the sum of disability income benefits from the Disability Plan and the Salary the same amount as he would realize on an after-tax basis from the Salary if the obligation to pay the Salary were not reduced pursuant to this Section 7(f); and (ii) upon a resolution adopted by a majority of the disinterested members of the Board of Directors or the Committee, the Bank may discontinue payment of the Salary beginning six months following a determination that the Employee has become entitled to benefits under the Disability Plan or otherwise unable to fulfill his duties under this Agreement.

(g)           Temporary Suspension or Prohibition.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), or pursuant to Section 32.16.090 of the Revised Code of Washington (“R.C.W.”),  the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate in whole or in part any of its obligations which were suspended.

(h)           Permanent Suspension or Prohibition.  If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), or pursuant to R.C.W. 32.16.090, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(i)           Default of the Bank.  If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

(j)           Termination by Regulators.  All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank: (i) at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (ii) by the FDIC or the Federal Reserve, at the time either agency approves a supervisory merger to resolve problems related to operation of the Bank or the Company, respectively.  Any rights of the parties that have already vested, however, shall not be affected by any such action.

(k)           Reductions of Benefits.   Notwithstanding any other provision of this Agreement, if payments and the value of benefits received or to be received under this Agreement, together with any other amounts and the value of benefits received or to be received by the Employee, would cause any amount to be nondeductible for federal income tax purposes pursuant to or by reason of Code Section 280G, then payments and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to be received by the Employee without causing any amount to become nondeductible pursuant to or by reason of Code Section 280G.  The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

(l)           Further Reductions.  Any payments made to the Employee pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

8.  Notice of Termination.  In the event that the Bank desires to terminate the employment of the Employee during the term of this Agreement, the Bank shall deliver to the Employee a written notice of termination, stating whether such termination constitutes Termination for Cause or Involuntary Termination, setting forth in reasonable detail the facts and circumstances that are the basis for the termination, and specifying the date upon which employment shall terminate, which date shall be at least 30 days after the date upon which the notice is delivered, except in the case of Termination for Cause. In the event that the Employee determines in good faith that he has experienced an Involuntary Termination of his employment, he shall send a written notice to the Bank stating the circumstances that constitute such Involuntary Termination and the date upon which his employment shall have ceased due to such Involuntary Termination. In the event that the Employee desires to effect a Voluntary Termination, he shall deliver a written notice to the Bank, stating the date upon which employment shall terminate, which date shall be at least 90 days after the date upon which the notice is delivered, unless the parties agree to a date sooner.

9.  Loyalty; Noncompetition; Nondisclosure.

(a)           The Employee shall devote his full time and best efforts to the performance of his employment under this Agreement.  During the term of this Agreement, the Employee shall not, at any time or place, either directly or indirectly, engage in any business or activity in competition with the business affairs or interests of the Bank or be a director, officer or executive of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Bank or any other affiliate of the Bank operates a full service branch office.

(b)           Upon termination of this Agreement for any reason other than the reasons set forth in Paragraph 7(a) and (d) of this Agreement, for a period of one (1) year from the termination of this Agreement, the Employee shall not be a director, officer or employee of or consultant to any bank, savings bank, savings and loan association, credit union or similar financial institution or holding company of any such entity in any county in which the Bank or any other affiliate of the Bank operates a full service branch office on the date of termination of this Agreement.

(c)           Nothing in Paragraphs 9(a) and 9(b) shall limit the right of the Employee to invest in the capital stock or other securities of any business dissimilar from that of Company or the Bank, or solely as a passive investor in any business.

(d)           Directly or indirectly engaging in any business or activity in competition with the business affairs or interests of the Bank shall include (but not be limited to) engaging in business as owner, partner, agent or employee of any person, firm or corporation engaged in such business individually or as beneficiary by interest in any partnership, corporation or other business entity or in being interested directly or indirectly in any such business conducted by any person, firm or corporation. The preceding sentence shall not apply with respect to ownership by the Employee of less than one percent of a publicly traded entity.

(e)           In the course of employment, the Employee may have access to confidential information and trade secrets relating to the business of the Bank or the Company. Except as required in the course of employment by the Bank, the Employee shall not, without the prior written consent of the Board of Directors, directly or indirectly disclose to anyone any confidential information relating to the Bank, the Company or any financial information, trade secrets or “know-how” that is germane to the Bank's or the Company's business and operations. The Employee recognizes and acknowledges that any financial information concerning any of the customers of the Bank, the Company or any affiliated entity, as may exist from time to time, is strictly confidential and is a valuable, special and unique asset of their businesses.  The Employee shall not, either before or after termination of this Agreement, disclose to anyone said financial information, or any part thereof, for any reason or purposes whatsoever.

(f)           In the event of violation by the Employee of any provision in this Section 9, the Employee will be subject to damages and because of the relationship of employer and employee, it is hereby agreed injunctive relief is necessary for the Company and the Bank to enforce these provisions of the Agreement to protect its business and good will.

           10.  Attorneys’ Fees.  The Bank shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Employee as a result of: (i) the Employee's contesting or disputing any termination of employment, or (ii) the Employee's seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Bank (or a successor) under which the Employee is or may be entitled to receive benefits; provided that the Bank’s obligation to pay such fees and expenses is subject to the Employee's prevailing with respect to the matters in dispute in any action initiated by the Employee or the Employee's having been determined to have acted reasonably and in good faith with respect to any action initiated by the Bank.

    11.  No Assignments.

(a)           This Agreement is personal to each of the parties hereto, and no party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other parties; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) by an assumption agreement in form and substance satisfactory to the Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it, if no such succession or assignment had taken place. Failure to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle the Employee to compensation and benefits from the Bank in the same amount and on the same terms as the compensation pursuant to Section 7(d) of this Agreement.  For purposes of implementing the provisions of this Section 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

(b)           This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

12.  Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, to the Bank at its home office, to the attention of the Board of Directors with a copy to the Secretary of the Bank, or, if to the Employee, to such home or other address as the Employee has most recently provided in writing to the Bank.

13.  Amendments.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.  Headings.  The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.  Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.  Governing Law. This Agreement shall be governed by the laws of the State of Washington.

17.  Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the Bank may resort to the Superior Court of King County, Washington for injunctive and such other relief as may be available in the event that the Employee engages in conduct, after termination of the Agreement that amounts to a violation of the Washington Trade Secrets Act or amounts to unlawful interference with the business expectancies of the Bank.

18.  Deferral of Non-Deductible Compensation. In the event that the Employee’s aggregate compensation (including compensatory benefits which are deemed remuneration for purposes of Code Section 162(m)) from the Bank for any calendar year exceeds the maximum amount of compensation deductible by the Bank in any calendar year under Code Section 162(m) (the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at three percent per annum to a calendar year such that the amount to be paid to the Employee in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount.  Subject to the foregoing, deferred amounts including interest thereon shall be payable at the earliest time permissible, and in no event later than required by Section 409A.

19.  Knowing and Voluntary Agreement.  Employee represents and agrees that he has read this Agreement, understands its terms, and that he has the right to consult counsel of choice and has either done so or knowingly waives the right to do so. Employee also represents that he has had ample time to read and understand the Agreement before executing it and that he enters into this Agreement without duress or coercion from any source.

20.  Compliance with Section 409A.

(a)           The Bank and the Employee agree that, notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated so that the payment of the benefits set forth herein either shall be exempt from the requirements of Section 409A or shall comply with the requirements of such provision. The Employee hereby acknowledges that he has been advised to seek and has sought the advice of a tax advisor with respect to the tax consequences to the Employee of all payments pursuant to this Agreement, including any adverse tax consequences or penalty taxes under Section 409A and applicable State tax law. The Employee hereby agrees to bear the entire risk of any such adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Agreement is deemed to be subject to Section 409A, that no representations have been made to the Employee relating to the tax treatment of any payment pursuant to this Agreement under Section 409A and the corresponding provisions of any applicable State income tax laws, and that in no event shall the Bank, the Company nor any affiliate thereof  be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Section 409A.

(b)           If, on the date of the Employee's Separation from Service, the Employee is a “specified employee,” as defined in Section 409A, and if any payments or benefits under this Agreement payable upon the Employee's Separation from Service will result in additional tax or interest to the Employee because of Section 409A, then despite any provision of this Agreement to the contrary the Employee will not be entitled to the payments or benefits until the earlier of (1) the date that is six months and one day after Employee's Separation from Service for reasons other than the Employee's death, and (2) the date of the Employee's death. After the end of the period during which payments or benefits are delayed under this provision, the entire amount of the delayed payments and benefits shall be paid to the Employee in a single lump sum, without interest.

(c)           With respect to reimbursements and in-kind benefits made to the Employee hereunder, if any, which are not otherwise excludible from the Employee's gross income, to the extent required to comply with the provisions of Section 409A, no reimbursement of such expenses incurred by the Employee during any taxable year of the Employee shall be made after the last day of the following taxable year, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and the right to reimbursement of such expenses or such in-kind benefits shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Attest:	FIRST SAVINGS BANK NORTHWEST

/s/Gary F. Kohlwes, Secretary	/s/Victor Karpiak
Gary F. Kohlwes, Secretary	By: Victor Karpiak
Its: Chairman

EMPLOYEE

/s/Joseph W. Kiley, III
Joseph W. Kiley, III

EXHIBIT A
General Release

This General Release, dated as of ____________, 201_, is delivered by _______________ (the “Employee”) to and for the benefit of the Released Parties (as defined below). The Employee acknowledges that this General Release is being executed in accordance with Section 7(a) or 7(d) of the Employment Agreement dated August 14, 2012 (the “Agreement”).

1.           General Release.

a.           The Employee, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fee, liability or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter, at any time up to and including the Effective Date (as defined below), including without limitation, those in connection with, or in any way related to or arising out of, the Employee’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.

b.           Without limiting the generality of the previous paragraph, this General Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (1) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Reconstruction Era Civil Rights Act, and the Rehabilitation Act of 1973; (2) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of the Employee’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (3) any claim relating to or arising from a violation of Section 409A of the Internal Revenue Code of 1986, as amended; and (4) any claim for attorney’s fees, costs, disbursements and the like.

c.           The foregoing release does not in any way affect: (1) the Employee’s rights of indemnification to which the Employee was entitled immediately prior to the Resignation Date (as an employee or director of any of the Released Parties); (2) any rights the Employee may have as a stockholder of the Employer; (3) the Employee’s vested rights under any tax-qualified retirement plan or stock compensation plan maintained by a Released Party; (4) any right the Employee may have to obtain contribution in the event of an entry of judgment against the Employee as a result of any act or failure to act for which the Employee and any of the Released Parties are jointly responsible; and (5) the right of the Employee to take whatever steps may be necessary to enforce the terms of the Agreement.

d.           For purposes of this General Release, the “Released Parties” means First Savings Bank Northwest, First Financial Northwest, Inc., all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).

2.           No Existing Suit. The Employee represents and warrants that, as of the Effective Date (as defined below), he has not filed or commenced any suit, claim, charge, complaint, action, arbitration, or legal proceeding of any kind against of the Released Parties.

3.           Knowing and Voluntary Waiver. By signing this General Release, the Employee expressly acknowledges and agrees that: (a) he has carefully read it and fully understands what it means; (b) he has discussed this General Release with an attorney of his choosing before signing it; (c) he has been given at least 21 calendar days to consider this General Release; (d) he has agreed to this General Release knowingly and voluntarily and was not subjected to any undue influence or duress; (e) the consideration provided him under Agreement is sufficient to support the releases provided by him under this General Release; (f) he may revoke his execution of this General Release within seven days after he signs it by sending written notice of revocation as set forth below; and (g) on the eighth day after he executes this General Release (the “Effective Date”), this General Release becomes effective and enforceable, provided that the Employee does not revoke it during the revocation period. Any revocation of the Employee’s execution of this General Release must be submitted, in writing, to First Savings Bank Northwest, at its main office, to the attention of the Chairman of the Board, stating “I hereby revoke my execution of the General Release.” The revocation must be personally delivered to the Chairman of the Board of First Savings Bank Northwest or mailed to the Chairman of the Board of First Savings Bank Northwest and postmarked within seven days of the Employee’s execution of this General Release. If the last day of the revocation period is a Saturday, Sunday or legal holiday, then the revocation period will be extended to the following day which is not a Saturday, Sunday or legal holiday. The Employee agrees that if he does not execute this General Release or, in the event of revocation, he will not be entitled to receive any of the payments or benefits under Section 7(a) or 7(d) of the Agreement. The Employee must execute this General Release on or before the date that is 21 days after the effective date of the Employee’s termination of employment.

This General Release is final and binding and may not be changed or modified, except as provided in a signed and dated agreement in writing between the Employee and First Savings Bank Northwest.

EMPLOYEE

Date: __________________	______________________

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